EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Friendly Ice Cream Corporation 2003 Incentive Plan, as amended, of our reports dated March 15, 2006, with respect to the consolidated financial statements and schedule of Friendly Ice Cream Corporation (“Friendly’s”) included in its Annual Report (Form 10-K) for the year ended January 1, 2006, Friendly’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Friendly Ice Cream Corporation filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Boston, Massachusetts
June 23, 2006